Exhibit 99.2

Trammell Crow Company

Statements of Income

(in thousands, except share and per share data)

	(UNAUDITED)
	For the Three Months Ended March 31,
	2005	2004
		(A)
Revenues:
User Services:
Facilities management	$55,137	$50,756
Corporate advisory services	24,673	22,534
Project management services	25,324	17,962
	105,134	91,252
Investor Services:
Property management	34,087	34,562
Brokerage	27,780	22,149
Construction management	2,215	1,718
	64,082	58,429

Development and construction	9,067	8,329
	178,283	158,010

Gain on disposition of real estate	1,568	468
	179,851	158,478
Costs and expenses:
Salaries, wages and benefits	125,745	116,152
Commissions	22,658	20,022
General and administrative	30,881	26,335
Depreciation and amortization	2,684	3,198
Interest	1,308	853
	183,276	166,560
Operating loss	(3,425)	(8,082)
Interest and other income	927	886
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(2,498)	(7,196)
Income tax benefit	953	3,020
Minority interest, net of income taxes (B)	1,988	(35)
Income from investments in unconsolidated subsidiaries, net of income taxes (B)	1,583	5,970
Income from continuing operations	2,026	1,759
Income from discontinued operations, net of income taxes (B)	27	340
Net income	$2,053	$2,099

Diluted income per share:
Income from continuing operations	$0.06	$0.05
Income from discontinued operations	—	0.01
Net income	$0.06	$0.06

Weighted average common shares outstanding	36,144,031	37,390,140

Net income	$2,053	$2,099
Depreciation and amortization (C)	2,684	3,257
Interest (D)	1,318	975
Income tax expense	1,267	1,517
EBITDA (E)	$7,322	$7,848

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2004, have been reclassified to conform to the presentation for the three months ended March 31, 2005. These reclassifications did not have any impact on net income or EBITDA.

(B) Income tax expense has been calculated using an effective tax rate applicable to these line items.

(C) Includes depreciation and amortization related to discontinued operations of $0 and $59 for the three months ended March 31, 2005 and 2004, respectively.

(D)  Includes interest related to discontinued operations of $10 and $122 for the three months March 31, 2005 and 2004, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.